                                               For Further Information Contact:
Elaine D. Crowley
Sr. Vice President, Chief Financial Officer
(817) 347-8200

BOMBAY ANNOUNCES SECOND QUARTER OPERATING RESULTS

FOR IMMEDIATE RELEASE - August 16, 2006

FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) reported that revenue for the three months ended July 29, 2006 decreased 5.3% to $121.3 million compared to $128.0 million for the three months ended July 30, 2005. Same store sales for Bombay stores in existence for more than one year decreased 3.0% for the quarter. Revenue from retail stores declined to $113.3 million from $119.5 million on a lower store count while our direct-to-customer business, which includes Internet and Mail Order, grew to $7.3 million for the quarter compared to $4.5 million last year, driven primarily by Internet sales. Prior year amounts include $3.3 million of revenue from the Bailey Street operations, the assets of which were sold during Fiscal 2005. The loss before income taxes for the quarter ended July 29, 2006 was $20.2 million compared to $13.3 million for the quarter ended July 30, 2005. The net loss for the quarter ended July 29, 2006 was $19.9 million or $0.55 per share compared to a net loss of $9.4 million or $0.26 for the corresponding period of the prior year.

For the six-month period, revenue decreased 4.1% to $239.9 million compared to $250.2 million for the corresponding period of the prior year. Revenue from retail stores declined to $224.0 million from $232.5 million as a result of the reduction in store count and a 2.1% decline is same store sales while our direct-to-customer business grew to $13.8 million for the quarter compared to $9.7 million last year, due to higher Internet sales. Fiscal 2005 amounts include $6.9 million of revenue from Bailey Street operations. The loss before income taxes for the six months ended July 29, 2006 was $36.1 million compared to $26.8 million for the six months ended July 30, 2005. The net loss for the quarter ended July 29, 2006 was $35.5 million or $0.98 per share compared to a net loss of $17.3 million or $0.48 for the corresponding period of the prior year.

David B. Stewart, Chief Executive Officer, noted “My focus since arriving in early June has been on developing a plan designed to return the Company to positive cash flow and improve operations to attract customers and drive sales and margins. Toward this end, first steps to impact Fiscal 2006 and position the Company included:
•	selling unproductive inventory from our stores and distribution system,
•	strengthening our store merchandise presentation to be more customer friendly and understandable by re-aligning rooms for a more logical product adjacency,
•	developing in-store presentations designed to increase velocity of Core items, and
•	strengthening the merchandise buy for the second half of the year in key categories.

“I believe that these actions were critical to position the Company to execute for the fall. Softness in sales and margins during May and June left the Company with higher levels of inventory and reduced profitability. Although adversely affecting the gross margin percentage, the summer clearance promotion generated significant sales, which helped bring inventory levels back in line and set the stage for our new August merchandise presentation.

“On a longer term basis, in order to return to positive cash flow, we need to reduce costs. To that end, in addition to the store closings previously announced, we have identified four initiatives designed to save approximately $31 million on an annual basis. These initiatives include:

•	reducing head office overhead cost through headcount reductions including the elimination of three senior management positions that previously reported to me.
•	refocusing marketing and eliminating unproductive print advertising,
•	converting our BombayKIDS operations to core assortments over the next 12 to 18 months, and
•	reducing discretionary in-store markdowns.

“To attract customers and drive sales and margins, we need to return to our heritage and capitalize on the niche that Bombay occupies in the specialty home furnishings area - leveraging the strengths of our mall and off-mall store networks, improving the effectiveness of our marketing, focusing our product assortment, improving store execution and driving growth through bombaycompany.com website. We are laying the groundwork for a 2007 plan designed to do just that,” concluded Mr. Stewart.

The Company ended the quarter with $28.3 million in bank borrowings compared to $55.5 million last year. Inventory levels were $44.5 million lower than the same period last year when levels were unusually high in preparation of last year’s “rooms” lifestyle store presentation. The Company is in the process of finalizing an amendment to its credit facility that would, among other things, enhance its seasonal borrowing capacity for the third quarter including adding an incremental facility secured by inventory during the peak borrowing season. As a component of the transaction, the Company contemplates entering into an agreement that would provide for a real estate loan secured by its corporate headquarters building to create additional borrowing availability under the revolving credit facility.

In conjunction with this release, you are invited to listen to Bombay’s conference call with management that will be conducted on Thursday, August 17, 2006 at 10:00 a.m. Central Time. Interested parties should dial 212-896-6010 ten minutes prior to the start time. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at 12:00 p.m. Central Time at 800-633-8284. The access code is 21274578. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall décor and furniture through 472 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Those risks are described in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q, copies of which are available from the SEC or may be obtained upon request from the Company. The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

* * *

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005
		(as adjusted)		(as adjusted)

Net revenue .........................................................	$121,276	$128,047	$239,940	$250,158
Costs and expenses:
Cost of sales, buying and store
occupancy costs ................................................	101,477	102,421	196,127	197,621
Selling, general & administrative expenses ....	39,539	38,977	79,303	79,036

Operating loss ....................................................	(19,740)	(13,351)	(35,490)	(26,499)
Gain on sale of assets .......................................	--	560	--	560
Interest expense, net ..........................................	(442)	(518)	(649)	(830)

Loss before income taxes .................................	(20,182)	(13,309)	(36,139)	(26,769)
Income tax benefit .............................................	(261)	(3,957)	(665)	(9,448)
Net loss ..............................................................	($19,921)	($9,352)	($35,474)	($17,321)

Net loss per basic & diluted share ..................	($0.55)	($0.26)	($0.98)	($0.48)

Avg. common shares outstanding ..................	36,110	36,220	36,020	36,080

Avg. common shares outstanding and dilutive potential common shares ..................................	36,110	36,220	36,020	36,080

Other Selected Financial and Operating Data
Capital expenditures (net)	$2,368	$6,268	$4,143	$11,276
Depreciation and amortization	$4,656	$4,575	$9,109	$9,103

Stores opened	3	5	7	22
Stores closed	13	5	33	29

Store composition:
Bombay core	368	391
Outlet	44	48
KIDS	60	56
Total	472	495

Total Combination format stores	56	52

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	July 29,	January 28,	July 30,
	2006	2006	2005
ASSETS			(as adjusted)
Current assets:
Cash and cash equivalents ....................................................	$3,511	$4,015	$10,488
Inventories ...............................................................................	122,400	128,719	166,865
Other current assets ...............................................................	15,868	14,846	35,201
Total current assets ..............................................................	141,779	147,580	212,554

Property and equipment, net .....................................................	80,698	84,651	89,814

Deferred taxes .............................................................................	373	456	6,955
Goodwill, net ..............................................................................	423	423	423
Other assets ..............................................................................	4,617	5,631	5,183
Total assets .........................................................................	$227,890	$238,741	$314,929

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings ......................................................................	$28,333	$--	$55,511
Accounts payable and accrued expenses ...........................	26,174	29,176	33,132
Gift certificates redeemable ...................................................	8,460	9,224	7,233
Accrued payroll and bonuses ..............................................	4,198	6,219	4,823
Accrued insurance .................................................................	5,534	5,178	4,435
Customer deposits .................................................................	5,092	4,526	4,021
Current portion of accrued rent ...........................................	3,743	3,871	3,566
Other current liabilities .........................................................	6,155	5,834	3,694
Total current liabilities ........................................................	87,689	64,028	116,415

Accrued rent and other long term liabilities .........................	38,860	38,976	35,580

Stockholders' equity:
Preferred stock, $1 par value,
1,000,000 shares authorized ..................................................	--	--	--
Common stock, $1 par value, 50,000,000
shares authorized, 38,149,646 shares issued .....................	38,150	38,150	38,150
Additional paid-in capital ......................................................	79,962	79,817	79,880
Retained earnings (deficit) ....................................................	(11,804)	23,669	53,077
Accumulated other comprehensive income .......................	2,291	2,077	1,050
Common shares in treasury, at cost, 1,807,768;
1,715,066 and 1,826,968 shares, respectively .....................	(7,258)	(7,038)	(7,498)
Deferred compensation ..........................................................	--	(938)	(1,725)
Total stockholders' equity ...................................................	101,341	135,737	162,934

Total liabilities and stockholders' equity .................................	$227,890	$238,741	$314,929

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands, except per share amounts)
(Unaudited)
	Six Months Ended
	July 29,	July 30,
	2006	2005
		(as adjusted)
Cash flows from operating activities:
Net loss ...........................................................................................................	($35,474)	($17,321)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization ...............................................................	9,109	9,103
Stock-based compensation expense ....................................................	951	595
Gain on sale of assets ...........................................................................	--	(560)
Amortization of landlord construction allowances and other ..........	(1,611)	(1,934)
Change in assets and liabilities:
Decrease in other assets .........................................................................	(912)	(7,201)
(Increase) decrease in inventories .........................................................	6,534	(22,039)
Decrease in current liabilities .................................................................	(4,747)	(10,098)
Increase in noncurrent liabilities ...........................................................	78	654
Landlord construction allowances .............................................................	1,612	4,606
Net cash used in operating activities …………………………………...	(24,460)	(44,195)

Cash flows from investing activities:
Purchases of property and equipment .................................................	(4,143)	(11,276)
Proceeds from sale of assets .................................................................	--	575
Net cash used in investing activities ........................................................	(4,143)	(10,701)

Cash flows from financing activities:
Net bank borrowings .............................................................................	28,333	55,511
Decrease in outstanding checks in excess of cash balances ..........	(295)	--
Proceeds from the exercise of employee stock options ...................	2	669
Sale of stock to employee benefit plans and other ...........................	81	141
Net cash provided by financing activities ..............................................	28,121	56,321

Effect of exchange rate change on cash and cash equivalents ...............	(22)	(105)

Net increase (decrease) in cash and cash equivalents .............................	(504)	1,320
Cash and cash equivalents at beginning of period ..................................	4,015	9,168
Cash and cash equivalents at end of period .............................................	$3,511	$10,488

Supplemental disclosure of cash flow information:
Interest paid .................................................................................................	$391	$786
Income taxes paid .......................................................................................	58	243
Non-cash investing and financing activities:
Distributions of restricted stock ..............................................................	18	989
Cancellations of restricted stock ...............................................................	(310)	--
Distribution of director fees .....................................................................	50	60